Pernix Group, Inc. Acquires Certain Assets of dck pacific guam, LLC and a Membership Interest in dck-ecc pacific guam, LLC Joint Venture

LOMBARD, IL — June 15, 2015 — Pernix Group, Inc. (OTCQB: PRXG), a construction company recognized by Engineering News Record for being one of the Top 50 American Contractors working abroad for the last four years in a row, today announced that it has closed on an agreement to acquire through a wholly owned subsidiary certain assets of dck pacific guam, LLC that will complement Pernix’s expanding Pacific operations. The acquisition also includes the acquisition of dck worldwide, LLC’s 55% membership interest in dck-ecc pacific guam, LLC, a joint venture with Environmental Chemical Corporation with operations in Guam (the “JV”), which is currently executing a $53.6 million dollar contract for the Naval Facilities Engineering Command for the design and construction of an aircraft maintenance hangar to provide operational and maintenance facilities for the 1st Marine Aircraft Wing at Andersen Air Force Base in Guam. Upon today’s closing of the transaction with dck, Pernix assumes a 96% interest in all rights and obligations of the JV with respect to the aircraft maintenance hangar project, while the other members of the JV retain the rights to all other projects of the JV.

The addition of an equipment fleet and the hiring of personnel with years of experience on Guam completing new construction and renovation work on institutional, retail, hotel, recreational, offices, and industrial facility space expands and strengthens Pernix’s capabilities and positions the Company to rapidly respond to the growing commercial and U.S. Military needs on Guam. This acquisition will add to Pernix’s existing personnel on Guam, and increase the Company total employee count on Guam to 81 personnel. It also adds to Pernix’s construction equipment fleet, including various cranes, lifts, generators, compressors, and many other construction equipment, along with more than 30 cars, trucks, and trailers.

CEO & President of Pernix, Nidal Z. Zayed stated “We’ve been on the Islands for nearly 20 years and are proud to plant our roots here even deeper. Our mission has always been to safely deliver complex projects worldwide for the most discriminating customers while consistently exceeding all their expectations, and we’re very excited to be bringing our management capability to serve the local Guam construction market. Our capabilities for sustainable design and construction in the federal, commercial, industrial, and power markets will make us a leading contractor in Micronesia.”

Mr. Zayed continued by saying “The addition of these personnel, equipment fleet, and backlog at Andersen AFB will leverage Pernix’s growing construction portfolio and position us to capture new construction opportunities stemming from the $8 billion dollar Federal build-up program for re-locating 5,000 Marines to Guam.” He went on to state, “This team of leading construction industry professionals has been on Guam since 1985, and has been responsible for more than 20 major construction contracts for the local commercial and Federal Government. We are now extremely well positioned to capture a significant share of the local commercial and public market which in our opinion will boom over the next decade. Guam is a very beautiful and strategic Island.  It not only attracts nearly two million visitors a year, it is also the front line in our military's presence in the Pacific. We are excited to have this team of accomplished professionals join the Pernix Family and look forward to offering our expanded capabilities throughout Micronesia.”

Pernix’s Chairman of the Board, Mr. Don Gunther, stated “This acquisition demonstrates our continued commitment to the Pacific Islands and puts Pernix on a growth trajectory with great value to our shareholders in growing revenue through new opportunities and more robust capabilities.”

About Pernix Group, Inc.

Pernix Group, Inc. is a global company with its headquarters in Lombard, Illinois. The Company is engaged in three primary markets: Federal Government, Commercial & Industrial, and Power. Pernix has full-scale construction and management capabilities, with operations in the United States, Africa, the Middle East, and the South Pacific. Additional information is available at www.pernixgroup.com.

Forward-Looking Statement

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission.

Contact:

Patrick J. Gainer

Chief Financial Officer

Pernix Group, Inc.

Tel: (630) 620-4787

pgainer@pernixgroup.com